Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR END RESULTS

Record Quarterly Revenue Up 36% Year-over-Year;

FY 2010 EPS $0.85 Up from $0.11 in FY 2009;

Strong Operating Efficiencies; Continued Revenue Diversification;

Expecting Continued Strong Growth in Fiscal 2011

Spokane Valley, WA— August 17, 2010 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and year ended July 3, 2010.

For the fourth quarter of fiscal 2010, Key Tronic reported record quarterly revenue of $61.9 million, up 20% from $51.7 million in the previous quarter and up 36% from $45.5 million in the same period of fiscal 2009. For the full year of fiscal 2010, total revenue was $199.6 million, up 8% from $184.9 million for fiscal 2009.

Net income for the fourth quarter of fiscal 2010 was $2.3 million or $0.22 per diluted share, up from $0.3 million or $0.03 per diluted share for the same period of fiscal 2009. For the full year of fiscal 2010, net income was $8.7 million or $0.85 per diluted share, up from $1.1 million or $0.11 per diluted share for fiscal 2009.

The Company continued to maintain strong operating efficiencies during the fourth quarter. For the fourth quarter of fiscal 2010, gross margin was 11% and operating margin was 5%, up from 6% and 1%, respectively, in the same period of fiscal 2009. For the full year of fiscal 2010, gross margin was 10% and operating margin was 4%, up from 7% and 1%, respectively, in fiscal 2009.

“We’re very pleased with our strong growth in revenue and earnings for fiscal 2010, driven by increased demand from both new and longstanding customers,” said Craig Gates, President and Chief Executive Officer, “We began the year in the depths of the global recession and ended with the highest quarterly revenue in Key Tronic’s history. We’ve remained profitable for 26 consecutive quarters and significantly increased our profitability in fiscal 2010 compared to recent years. As we grew our business and brought many new programs into production, we controlled our costs, maintained strong operating efficiencies and improved our new product introduction processes.

“During the fourth quarter of fiscal 2010, we continued to diversify our revenue base by winning a new program involving gaming technology and two new programs for industrial safety equipment. To accommodate new programs moving into production, we significantly expanded our world-class production capacity in Mexico and China during the fourth quarter. Similar to recent quarters, we also had approximately $4 million in order delays from a number of customers due to industry-wide shortages in the global supply chain, which we expect to persist in coming quarters.

Moving into fiscal 2011, we have good business momentum, growing our business faster than many of our peers. Recent forecasts predict double-digit growth for the EMS market in coming years. With our unique combination of world-class engineering, global logistics and cost-effective production, we’re increasingly well positioned to continue to capture market share and capitalize on emerging opportunities in fiscal 2011 and beyond.”

Business Outlook

For the first quarter of fiscal 2011, the Company expects to report revenue in the range of $58 million to $61 million, and earnings in the range of $0.17 to $0.20 per share. The Company’s forecast for the first quarter of fiscal 2011 may be impacted by continuing supply chain issues that could result in variances in its results as the world’s electronic parts supply ramps up to meet demand.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-941-2333 or +1 480-629-9723. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4325641). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2011. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers; shortages in the global supply chain; the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 3 2010	June 27 2009	July 3 2010	June 27 2009
Net sales	$61,864	$45,464	$199,620	$184,924
Cost of sales	55,241	42,819	180,370	171,744

Gross profit on sales	6,623	2,645	19,250	13,180

Operating expenses:
Research, development and engineering	720	515	2,783	2,266
Selling, general and administrative	2,854	1,833	9,079	8,366
Goodwill impairment	0	0	0	765

Total operating expenses	3,574	2,348	11,862	11,397

Operating income	3,049	297	7,388	1,783

Interest expense	25	97	102	590

Income before income taxes	3,024	200	7,286	1,193

(Benefit from) provision for income taxes	713	(87)	(1404)	130

Net income	$2,311	$287	$8,690	$1,063

Earnings per share:

Earnings per common share - basic	$0.23	$0.03	$0.86	$0.11
Weighted average shares outstanding - basic	10,219	10,066	10,124	10,059

Earnings per common share - diluted	$0.22	$0.03	$0.85	$0.11
Weighted average shares outstanding - diluted	10,342	10,074	10,191	10,075

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 3 2010	June 27 2009
ASSETS
Current assets:
Cash and cash equivalents	$770	$729
Trade receivables	34,617	24,867
Inventories	39,775	32,291
Other	5,588	3,168

Total current assets	80,750	61,055

Property, plant and equipment - net	13,898	11,199

Other assets:
Restricted cash	—	124
Deferred income tax asset	4,815	4,611
Other	653	766

Total other assets	5,468	5,501

Total assets	$100,116	$77,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,158	$18,703
Accrued compensation and vacation	5,097	3,198
Current portion of other long-term obligations	146	359
Other	2,670	1,351

Total current liabilities	37,071	23,611

Long-term liabilities:
Revolving loan	1,554	2,412
Other long-term obligations	2,074	618

Total long-term liabilities	3,628	3,030

Shareholders’ equity:
Common stock, no par value - share authorized 25,000; issued and outstanding 10,124 and 10,066 shares, respectively	40,126	39,359
Retained earnings	19,533	10,843
Accumulated other comprehensive (loss) income	(242)	912

Total shareholders’ equity	59,417	51,114

Total liabilities and shareholders’ equity	$100,116	$77,755